Exhibit 10(g)

GLACIER BANCORP, INC.
2015 SHORT TERM INCENTIVE PLAN

1.	Establishment, Purpose, and Types of Awards
Glacier Bancorp, Inc. (the “Company”) hereby establishes this cash-based incentive compensation plan to be known as the “Glacier Bancorp, Inc. 2015 Short Term Incentive Plan” (hereinafter referred to as the “Plan”), in order to motivate executives to attain superior annual performance in key areas that the Company believes create long-term value for the Company and its shareholders.
Among other purposes, the Plan is designed to memorialize and facilitate the Company’s short term incentive award program, which was initially implemented in calendar year 2012. The Plan is intended to allow, among other cash-based awards, for the award of annual cash incentives under the Company’s short term incentive award program that qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code.
The Plan is not intended to affect and shall not affect any stock options, equity-based compensation, cash-based compensation, or other benefits that the Company or its Affiliates may have provided, or may separately provide in the future pursuant to any agreement, plan, or program that is independent of this Plan.

2.	Defined Terms
Terms in the Plan that begin with an initial capital letter have the defined meaning set forth in Appendix A, unless defined elsewhere in this Plan or the context of their use clearly indicates a different meaning.

3.	Administration
(a)    General. The Committee shall administer the Plan in accordance with its terms, provided that the Board may act in lieu of the Committee on any matter. The Committee shall hold meetings at such times and places as it may determine and shall make such rules and regulations for the conduct of its business as it deems advisable. In the absence of a duly appointed Committee or if the Board otherwise chooses to act in lieu of the Committee, the Board shall function as the Committee for all purposes of the Plan.
(b)    Committee Composition. The Board shall appoint the members of the Committee. The Board may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without Cause, and fill vacancies on the Committee however caused.
(c)    Powers of the Committee. Subject to the provisions of the Plan, the Committee shall have the authority, in its sole discretion:
(i)to determine Eligible Persons to whom Awards shall be granted from time to time and the amounts to be covered by each Award;

Exhibit 10(g)

(ii)to determine, and to set forth in Award Agreements, the terms and conditions of all Awards, including the conditions under which an Award shall be earned or become vested (which may be based on performance), and other restrictions and limitations;
(iii)to approve the forms of Award Agreements and all other documents, notices and certificates in connection therewith which need not be identical either as to type of Award or among Participants;
(iv)to construe and interpret the terms of the Plan and any Award Agreement, to determine the meaning of their terms, and to prescribe, amend, and rescind rules and procedures relating to the Plan and its administration; and
(v)in order to fulfill the purposes of the Plan and without amending the Plan, modify, cancel, or waive the Company’s rights with respect to any Awards, to adjust or to modify Award Agreements for changes in Applicable Law, and to recognize differences in foreign law, tax policies, or customs; and
(vi)to make all other interpretations and to take all other actions that the Committee may consider necessary or advisable to administer the Plan or to effectuate its purposes.
Subject to Applicable Law and the restrictions set forth in the Plan, the Committee may delegate administrative functions to individuals who are officers, or Employees of the Company or its Affiliates.
(d)    Deference to Committee Determinations. The Committee shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate in its sole discretion, and to make any findings of fact needed in the administration of the Plan or Award Agreements. The Committee’s prior exercise of its discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee’s interpretation and construction of any provision of the Plan, or of any Award or Award Agreement, shall be final, binding, and conclusive. The validity of any such interpretation, construction, decision or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.
(e)    No Liability; Indemnification. Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction or determination made in good faith with respect to the Plan, any Award or any Award Agreement. The Company and its Affiliates shall pay or reimburse any member of the Committee, as well as any Director, Employee, or Consultant who takes action in connection with the Plan, for all expenses incurred with respect to the Plan, and to the full extent allowable under Applicable Law shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorney’s fees) arising out of their good faith performance of duties under the Plan. The Company and its Affiliates may obtain liability insurance for this purpose.

Exhibit 10(g)

4.Eligibility
(a)    General Rule. The Committee may grant Awards to any Eligible Person. A Participant who has been granted an Award may be granted an additional Award or Awards if the Committee shall so determine, if such person is otherwise an Eligible Person and if otherwise in accordance with the terms of the Plan.
(b)    Grant of Awards. Subject to the express provisions of the Plan, the Committee shall determine from the class of Eligible Persons those individuals to whom Awards under the Plan may be granted, the amount of cash subject to each Award, and in addition to the matters addressed in Section 5 below, the specific objectives, goals and performance criteria that further define the Award. Each Award shall be evidenced by an Award Agreement signed by the Company and, if required by the Committee, by the Participant. The Award Agreement shall set forth the material terms and conditions of the Award established by the Committee.
(c)    Termination of Continuous Service. The Committee may establish and set forth in the applicable Award Agreement the terms and conditions on which an Award shall remain payable if at all, following termination of a Participant’s Continuous Service. The Committee may waive or modify these provisions at any time.
5.Performance Awards
(a)    Performance Awards. Subject to the limitations set forth in paragraph (c) hereof, the Committee may in its discretion grant Performance Awards to any Eligible Person and shall evidence such grant in an Award Agreement that is delivered to the Participant which sets forth the terms and conditions of the Award.
(b)    Performance Compensation Awards. Subject to the limitations set forth in paragraph (c) hereof, the Committee may, at the time of grant of a Performance Award, designate such Award as a “Performance Compensation Award” in order that such Award constitutes “qualified performance-based compensation” under Code Section 162(m), in which event the Committee shall have the power to grant such Performance Compensation Award upon terms and conditions that qualify it as “qualified performance-based compensation” within the meaning of Code Section 162(m). With respect to each such Performance Compensation Award, the Committee shall establish, in writing within the time required under Code Section 162(m), a “Performance Period,” “Performance Measure(s)”, and “Performance Formula(e)” (each such term being hereinafter defined).
A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that the Performance Measure(s) for such Award is achieved and the Performance Formula(e) as applied against such Performance Measure(s) determines that all or some portion of such Participant’s Award has been earned for the Performance Period. The terms of an Award Agreement may provide that partial achievement of the Performance Measure(s) may result in a payment based upon the degree of achievement. As soon as practicable after the close of each Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Measure(s) for the Performance Period have been achieved and, if so, determine and certify in writing the amount of the Performance Compensation Award to be paid to the Participant and, in so doing, may use negative discretion to decrease, but not increase, the amount of the Award otherwise payable to the Participant based upon such performance.

Exhibit 10(g)

Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable but in no event later than 2 ½ months following the end of the calendar year during which the Performance Period is completed.
(c)    Limitations on Awards. The maximum Performance Award and the maximum Performance Compensation Award that any one Participant may receive for any one calendar year shall not together exceed $1,000,000 in cash. The Committee shall have the discretion to provide in any Award Agreement that any amounts earned in excess of this limitations will either be credited as deferred cash compensation under a separate plan of the Company (provided in the latter case that such deferred compensation either bears a reasonable rate of interest or has a value based on one or more predetermined actual investments). Any amounts for which payment to the Participant is deferred pursuant to the preceding sentence shall be paid to the Participant in a future year or years not earlier than, and only to the extent that, the Participant is either not receiving compensation in excess of these limits for a calendar year, or is not subject to the restrictions set forth under Section 162(m) of the Code.
(d)    Definitions.
(i)“Performance Formula” means, for a Performance Period, one or more objective formulas or standards established by the Committee for purposes of determining whether or the extent to which an Award has been earned based on the level of performance attained or to be attained with respect to one or more Performance Measure(s). Performance Formulae may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.
(ii)“Performance Measure” means one or more of the following selected by the Committee to measure Company, Affiliate, and/or business unit performance for a Performance Period, whether in absolute or relative terms (including, without limitation, terms relative to a peer group or index): basic, diluted, or adjusted earnings per share; sales or revenue; earnings before interest, taxes, and other adjustments (in total or on a per share basis); basic or adjusted net income; returns on equity, assets, capital, revenue or similar measure; economic value added; working capital; total shareholder return; and product development, product market share, research, licensing, litigation, human resources, information services, mergers, acquisitions, sales of assets of Affiliates or business units. Each such measure shall be, to the extent applicable, determined in accordance with generally accepted accounting principles as consistently applied by the Company (or such other standard applied by the Committee) and, if so determined by the Committee, and in the case of a Performance Compensation Award, to the extent permitted under Code Section 162(m), adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative.
“Performance Period” means one or more periods of time (of not less than one fiscal year of the Company), as the Committee may designate, over which the attainment of one or more Performance Measure(s) will be measured for the purpose of determining a Participant’s rights in respect of an Award.

Exhibit 10(g)

6.	Taxes
(a)    Income Taxes and Deferred Compensation.
(i)Awards Deferrals. Other provisions of the Plan notwithstanding, to the extent that the terms of any Award held by a Participant who is subject to United States federal income tax requires or permits installment or deferred payment of such Award resulting in a "deferral of compensation" within the meaning of Code Section 409A and regulations thereunder (a "Section 409A Award"), such Section 409A Award shall be subject to the following additional terms and conditions:
(A)    Deferral Elections. If a Participant is permitted to elect to defer an Award or any payment under an Award, such election must be in writing (on a form acceptable to the Committee) and must be received by the Company by the following election deadlines:
(1)    Awards Subject to a Substantial Risk of Forfeiture. In the case of an Award that is subject to forfeiture unless the Participant continues to provide services for a period of at least twelve (12) months after the date of grant, the deferral election must be received by the Company no later than the thirtieth (30th) day after the date of grant, provided that the election is made at least twelve (12) months before the earliest date at which the Award will no longer be subject to forfeiture.
(2)    Performance Awards. In the case of a Performance Award, the deferral election must be received by the Company no later than six (6) months before the end of the applicable Performance Period, provided that (i) the Participant was employed continuously from the later of the first day of the Performance Period or the date on which the Performance Measure was established through the date of election, (ii) the election to defer is made before such compensation has become readily ascertainable (i.e., substantially certain to be paid), and (iii) the Performance Period is at least twelve (12) months in length and the Performance Measure was established within ninety (90) days after commencement of the Performance Period.
(3)    All Other Awards. In the case of all other Awards for which the Committee permits the Participant to make deferral elections, the deferral election must be received by the Company no later than December 31 of the calendar year prior to the calendar year that includes the date of grant.
(B)    Required Deferrals. In the event that the Committee determines that the payment of an Award shall be automatically deferred, without providing the Participant with the opportunity to elect the time and form of such payment, the Committee must set forth the time and form of payment of the Award in the Award Agreement or a related document no later than the later of (i) the date of grant or (ii) the date by which the Participant would have been required to submit his or her deferral election under Section 6(a)(i)(A) above had the Committee permitted such Participant to make such election.

Exhibit 10(g)

(C)    Deferral Accounts. The Company will establish and maintain a hypothetical bookkeeping account established and maintained by the Company on behalf of a Participant to track the Participant’s Section 409A Award deferrals (a “Deferral Account”) in the name of each Participant whose payment of a Section 409A Award has been deferred in accordance with this Section 6(a)(i). Section 409A Award deferrals shall be credited to the Deferral Account as of the date that the underlying Award would otherwise have been paid if such payment had not been deferred. Awards that were otherwise payable in cash will be credited to the Deferral Account as an equivalent amount of cash and Awards that were otherwise payable in shares of Stock will be credited to the Deferral Account as an equivalent number of shares of stock.
(D)    Distribution of Section 409A Award Deferrals. Except as provided in Section 6(a)(i)(F) hereof, no Section 409A Award shall be distributable to a Participant (or his or her Beneficiary) except upon the occurrence of one of the following dates or events (or a date related to the occurrence of one of the following dates or events), which must be specified either in the applicable Award Agreement or related document, or in the written deferral election submitted by the Participant in respect of such Section 409A Award:
(1)    Specified Time. A specified time or a fixed schedule;
(2)    Separation from Service. The Participant's Separation from Service; provided, however, that if the Participant is a Section 409A Specified Employee as of the date of his or her Separation from Service and any of the Company's Stock is publicly traded on an established securities market or otherwise, the Company shall withhold payment of any Section 409A Award deferral that becomes payable to such Section 409A Specified Employee on account of his or her Separation from Service until the first day of the seventh (7th) month following such Separation from Service or, if earlier, the date of his or her death. In the case of installments, this delay shall not affect the timing of any installment otherwise payable after the six-month delay period;
(3)    Death. The death of the Participant. Unless a specific time otherwise is stated for payment of a Section 409A Award deferral upon death, such payment shall occur during the calendar year in which falls the thirtieth (30th) day after death;
(4)    Disability. The date the Participant becomes Disabled within the meaning of Treasury Regulations Section 1.409A-3(i)(4); and
(5)    Change in Control. The occurrence of a Change in Control.
(E)    Changes in Distribution Terms. The Committee may, in its discretion, require or permit on an elective basis a change in the time and/or form of payment of Section 409A Awards after the dates specified in Sections 6(a)(i)(A) and

Exhibit 10(g)

(B) above, subject to the following conditions, which may not be waived by the Committee:
(1)    Such election or Committee determination must in writing and must be made, if at all, no less than twelve (12) months prior to the originally scheduled payment date set out in the applicable Award Agreement or the Participant's most recent payment election;
(2)    Such election or Committee determination shall not be valid and take effect until at least twelve (12) months after the date on which the election or determination is made; and
(3)    Except with respect to an election to receive payment upon Disability, death or an Unforeseeable Emergency, the first scheduled payment must be deferred pursuant to the election for a period of at least five (5) years from the original payment date set out in the applicable Award Agreement or the Participant's most recent payment election.
(F)    No Acceleration. The distribution of a Section 409A Award deferral may not be accelerated prior to the time specified in accordance with Section 6(a)(i)(D) hereof, except in the case of one of the following events:
(1)    Unforeseeable Emergency. The Committee may permit accelerated payment of a Section 409A Award deferral upon the occurrence of a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant, loss of the Participant’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, and otherwise meeting the definition set forth in Treasury Regulation Section 1.409A-3(i)(3) (an “Unforeseeable Emergency”), but only if the net amount payable upon such settlement does not exceed the amounts necessary to relieve such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the settlement, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise or by liquidation of the Participant's other assets (to the extent such liquidation would not itself cause severe financial hardship), or by cessation of Section 409A Award deferrals under the Plan. Upon a finding that an Unforeseeable Emergency has occurred with respect to a Participant, any election by the Participant to defer payment of an Award that will be earned and vested in whole or part in connection with services performed during the year in which the Unforeseeable Emergency occurred or is found to continue will be immediately cancelled, as provided in Treasury Regulation Section 1.409A-3(j)(4)(viii).
(2)    Domestic Relations Order. The Committee may permit accelerated payment of a Section 409A Award deferral to the extent necessary to comply with the terms of a domestic relations order (as defined

Exhibit 10(g)

in Code Section 414(p)(1)(B) of the Code), as provided in Treasury Regulation Section 1.409A-3(j)(4)(ii).
(3)    Conflicts of Interest. The Committee may permit accelerated payment of a Section 409A Award deferral to the extent necessary to comply with a Federal, state, local or foreign ethics law or conflict of interest law, as provided in Treasury Regulation Section 1.409A-3(j)(4)(iii)(B).
(4)    Payment of Employment Taxes. The Committee may permit accelerated payment of a Section 409A Award deferral to the extent necessary to enable the Participant to satisfy applicable federal employment tax obligations, as provided in Treasury Regulation Section 1.409A-3(j)(4)(iv).
(5)    Other Permitted Accelerations. The Committee may exercise the discretionary right to accelerate the vesting of any unvested Award deemed to be a Section 409A Award upon a Change in Control or to terminate the Plan upon or within twelve (12) months after such Change in Control and make distributions to the extent permitted under Treasury Regulation Section 1.409A-3(j)(4)(ix), or accelerate payment of any Section 409A Award deferral in any other circumstance permitted under Treasury Regulation Section 1.409A-3(j)(4).
(G)    Timing of Distributions. Except as otherwise provided in Section 6(a)(i)(D)(3) with respect to Section 409A Award deferrals that become payable on account of a Participant's death, unless the applicable Award Agreement or related document, or written deferral election submitted by the Participant in respect of such Section 409A Award provides a specific date following any of the other permissible payment events set out in Section 6(a)(i)(D) upon which payment of a Section 409A Award deferral shall be made or commence, such payment shall be made or commence within sixty (60) days after the occurrence of the applicable payment event; provided, however, that where such sixty (60) day period begins and ends in different tax years, the Participant shall have no right to designate the tax year in which payment will be made (other than pursuant to an election that satisfies the requirements of Section 6(a)(i)(E)).
(ii)    Distributions upon Vesting. In the case of any Award providing for a distribution upon the lapse of a risk of forfeiture, if the timing of such distribution is not otherwise specified in the Plan or an Award Agreement or other governing document, the distribution shall be made not later than March 15 of the year following the year in which the risk of forfeiture lapsed, and if a determination is to be made promptly following the end of a Performance Period (as in the case of Performance Awards), then the determination of the level of achievement of the applicable Performance Measures and the distribution shall be made between January 1 and March 15 of the year following the end of such Performance Period. In all cases, the Participant shall have no right to designate the tax year in which distribution will be made (other than pursuant to an election that satisfies the requirements of Section 10(e)(i)(E)).

Exhibit 10(g)

(iii)    Release or Other Separation Agreement. If the Company requires a Participant to execute a release, non-competition, or other agreement as a condition to receipt of a payment upon or following a Separation from Service, the Company will supply to the Participant a form of such release or other document not later than the date of the Participant's Separation from Service, which must be returned within the time period required by law and must not be revoked by the Participant within the applicable time period in order for a Participant to satisfy any such condition. If any amount payable during a fixed period following Separation from Service is subject to such a requirement and the fixed period would begin in one tax year and end in the next, the Company, in determining the time of payment of any such amount, will not be influenced by the timing of any action of the Participant, including execution of such a release or other document and expiration of any revocation period. In particular, the Company will be entitled in its discretion to deposit any such payment in escrow during either tax year comprising such fixed period, so that such deposited amount is constructively received and taxable income to the Participant upon deposit, but with distribution from such escrow remaining subject to the Participant's execution and non-revocation of such release or other document.
(iv)    Special Disability Provision. In case of a Disability of a Participant, for any Award or portion thereof that constitutes either a short-term deferral for purposes of Code Section 409A or a Section 409A Award deferral, the Company shall determine whether the Participant's circumstances are such that the Participant will not return to service, in which case such Disability will be treated as a Separation from Service for purposes of determining the time of payment of such Award or portion thereof then subject only to service-based vesting. In each case, the Participant shall be accorded the benefit of vesting that would result in the case of Disability in the absence of this provision, so that the operation of this provision, intended to comply with Code Section 409A, will not disadvantage the Participant. The Company's determination hereunder will be made initially within thirty (30) days after the Disability and each March and December thereafter.
(v)    Scope and Application of this Provision. For purposes of this Section 10(e), references to a term or event (including any authority or right of the Company or a Participant) being "permitted" under Code Section 409A mean that the term or event will not cause the Participant to be deemed to be in constructive receipt of compensation relating to the Section 409A Award deferral prior to the distribution of cash, shares or other property or to be liable for payment of interest or a tax penalty under Code Section 409A.
(vi)    Tax Liability. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including any taxes arising under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes.
(b)    Withholding. The Company shall have the right to withhold from any Award, any federal, state or local income and payroll taxes required by law to be withheld and to take any other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award.

Exhibit 10(g)

7.Non-Transferability of Awards
(a)    General. Except as set forth in this Section 7, or as otherwise approved by the Committee, Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution. The designation of a beneficiary by a Participant will not constitute a transfer. An Award may be exercised, during the lifetime of the holder of an Award, only by such holder, the duly-authorized legal representative of a Participant who is Disabled, or a transferee permitted by this Section 7.
(b)    Limited Transferability Rights. Notwithstanding anything else in this Section 7, the Committee may in its discretion provide in an Award Agreement that an Award may be transferred, on such terms and conditions as the Committee deems appropriate, either (i) by instrument to the Participant’s “Immediate Family” (as defined below), (ii) by instrument to an inter vivos or testamentary trust (or other entity) in which the Award is to be passed to the Participant’s designated beneficiaries, or (iii) by gift to charitable institutions. Any transferee of the Participant’s rights shall succeed and be subject to all of the terms of this Award Agreement and the Plan. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.
8.Change in Control
(a)    In the event that there occurs a Change in Control, if the Participant’s employment with the Company, its Affiliates, or any Successor Corporation or parent or subsidiary of such successor corporation terminates in an event constituting an “Involuntary Termination” during the two-year period following the Change in Control, the following shall apply to Participant’s Awards (including Awards assumed or substituted by a Successor Corporation) upon such Involuntary Termination, unless otherwise provided by the Committee in the Award Agreement:
(i)In the case of an Award other than a Performance Award, all forfeiture conditions and other restrictions applicable to such Award shall lapse and such Award shall be fully payable as of the Participant’s Involuntary Termination, and any Award carrying a right to exercise that was not previously vested and exercisable shall become fully vested and exercisable as of the date of the Participant’s Involuntary Termination, and, subject to Section 8(a)(iii) below and all deferral of settlement and similar restrictions applicable to such Award shall lapse, and such Award shall be fully payable as of the time of such Involuntary Termination without regard to deferral conditions.
(ii)In the case of a Performance Award, the Award (or award opportunity relating thereto) for any Performance Period that was in effect at the time of the Participant’s Involuntary Termination shall be deemed earned pro rata based on the portion of the Performance Period completed as of the date of the Participant’s Involuntary Termination, calculated as to such Performance Period assuming that any Performance Formula will have been achieved (for the entire Performance Period), and any Award (or award opportunity relating thereto) for any Performance Period that was completed as of the date of the Participant’s Involuntary Termination shall be deemed earned based on actual performance for such period. Notwithstanding the foregoing, any additional forfeiture restrictions in the nature of a “clawback” applicable to the Performance Award will continue

Exhibit 10(g)

to apply to any payment under this Section 8(a)(ii). Any distribution hereunder shall be subject to Section 8(a)(iii) below.
(iii)Notwithstanding the foregoing, in the case of any Section 409A Award, nothing in the foregoing shall cause an acceleration of payment or a further deferral of payment in violation of Code Section 409A or provide for payment upon a changes in control that does not satisfy the definition of a change in control even for purposes of Code Section 409A and the payment terms applicable to such Award prior to the foregoing changes shall continue to apply (unless a change in payment timing is permitted under Code Section 409A) but the foregoing provisions shall apply to purposes of determining the Award holder’s vested interest in the Award. Further, if any amounts that become due under this Section 8(a) on account of the Involuntary Termination of a Participant constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, payment of such amounts shall not commence until the Participant incurs a Separation from Service. If, at the time of the Participant’s Separation from Service, the Participant is a Specified Employee, any amount that constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to the Participant in account of the Participant’s Separation from Service (including any amounts payable pursuant to the preceding sentence) will not be paid until after the end of the sixth calendar month beginning after the Participant’s Separation from Service (the “409A Suspension Period”).
(iv)Awards subject to accelerated vesting and/or settlement under this Section 8(a) may be settled in cash, if and to the extent authorized by the Committee.
(v)If, in connection with the Change in Control, the Award would be cancelled, otherwise cease to be outstanding, or not assumed by any successor as a result of the Change in Control, the foregoing provisions shall apply as of the date of the Change in Control without regard to whether the holder terminates employment in connection with the Change in Control.
The Company and any successor that has assumed an Award in connection with a Change in Control must acknowledge and agree to be bound by the provisions hereof during the two-year period following the Change in Control in a legally binding agreement with the Participant.

9.	Term of Plan
The Plan shall continue in effect for a term of ten (10) years from its effective date as determined under Section 11 below, unless the Plan is sooner terminated under Section 10 below.

10.	Amendment and Termination of the Plan
(a)    Authority to Amend or Terminate. Subject to Applicable Laws, the Board may from time to time amend, alter, suspend, discontinue, or terminate the Plan.
(b)    Effect of Amendment or Termination. No amendment, suspension, or termination of the Plan shall materially and adversely affect Awards already granted unless it is mutually agreed between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company. Notwithstanding the foregoing, the Committee may amend the Plan

Exhibit 10(g)

to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws or regulations, or in the interpretation thereof.
(c)    Section 162(m). To the extent the Committee issues any Award that is intended to be exempt from the deduction limitation of Section 162(m) of the Code, the Committee may, without shareholder or grantee approval, amend the Plan or the relevant Award Agreement retroactively or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Code required to preserve the Company’s federal income tax deduction for compensation paid pursuant to any such Award.
11.Effective Date
This Plan shall become effective on the date of its approval by the Board; provided that this Plan shall be submitted to the Company’s shareholders for approval, and if not approved by the shareholders in accordance with Applicable Laws (as determined by the Committee in its discretion) within one year from the date of approval by the Board, this Plan and any Awards shall be null, void, and of no force and effect. Awards granted under this Plan before approval of this Plan by the shareholders shall be granted subject to such approval, and Award shall be paid before such approval.

12.	Controlling Law
All disputes relating to or arising from the Plan shall be governed by the internal substantive laws (and not the laws of conflicts of laws) of the State of Montana, to the extent not preempted by United States federal law. If any provision of this Plan is held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective.

13.	Laws And Regulations
(a)    Other Jurisdictions. To facilitate the making of any grant of an Award under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Affiliate outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Company may adopt rules and procedures relating to the operation and administration of this Plan to accommodate the specific requirements of local laws and procedures of particular countries. Without limiting the foregoing, the Company is specifically authorized to adopt rules and procedures regarding the conversion of local currency, taxes, withholding procedures and handling of stock certificates which vary with the customs and requirements of particular countries. The Company may adopt sub-plans and establish escrow accounts and trusts as may be appropriate or applicable to particular locations and countries.
14.No Employment Rights. The Plan shall not confer upon any Participant any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way a Participant’s right or the Company’s right to terminate the Participant’s employment, service, or consulting relationship at any time, with or without Cause.

Exhibit 10(g)

Glacier Bancorp, Inc.
2015 Short Term Incentive Plan
__________

Appendix A: Definitions
__________

As used in the Plan, the following definitions shall apply:
“Affiliate” means, with respect to any Person (as defined below), any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person or the power to elect directors, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.
“Applicable Law” means the legal requirements relating to the administration of cash-based plans under applicable U.S. federal and state laws, the Code, any applicable stock exchange or automated quotation system rules or regulations, and the applicable laws of any other country or jurisdiction where Awards are granted, as such laws, rules, regulations and requirements shall be in place from time to time.
“Award” means any award made pursuant to the Plan.
“Award Agreement” means any written document setting forth the terms of an Award that has been authorized by the Committee. The Committee shall determine the form or forms of documents to be used, and may change them from time to time for any reason.
“Board” means the Board of Directors of the Company.
“Cause” for termination of a Participant’s Continuous Service will exist if the Participant is terminated from employment or other service with the Company or an Affiliate for any of the following reasons: (i) the Participant’s willful failure to substantially perform his or her duties and responsibilities to the Company or deliberate violation of a material Company policy; (ii) the Participant’s commission of any material act or acts of fraud, embezzlement, dishonesty, or other willful misconduct; (iii) the Participant’s material unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s willful and material breach of any of his or her obligations under any written agreement or covenant with the Company.
The Committee shall in its discretion determine whether or not a Participant is being terminated for Cause. The Committee’s determination shall, unless arbitrary and capricious, be final and binding on the Participant, the Company, and all other affected persons. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment

Exhibit 10(g)

or consulting relationship at any time, and the term “Company” will be interpreted herein to include any Affiliate or successor thereto, if appropriate.
“Change in Control” means a change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Company, within the meaning of Treasury Reg. Section 1.409A-3(i)(5).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Committee” means one or more committees or subcommittees of the Board appointed by the Board to administer the Plan in accordance with Section 4 of the Plan. With respect to any decision involving an Award intended to satisfy the requirements of Section 162(m) of the Code, the Committee shall consist of two or more Directors of the Company who are “outside directors” within the meaning of Section 162(m) of the Code.
“Company” means Glacier Bancorp, Inc., a Montana corporation; provided, however, that in the event the Company reincorporates to another jurisdiction, all references to the term “Company” shall refer to the Company in such new jurisdiction.
“Consultant” means any person, including an advisor, who is engaged by the Company or any Affiliate to render services and is compensated for such services.
“Continuous Service” means the absence of any interruption or termination of service as an Employee, Director, or Consultant. Continuous Service shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; (iv) changes in status from Director to advisory director or emeritus status; or (iv) in the case of transfers between locations of the Company or between the Company, its Affiliates or their respective successors. Changes in status between service as an Employee, Director, and a Consultant will not constitute an interruption of Continuous Service.
“Deferral Account” shall have the meaning specified in Section 6(a)(i)(C).
“Director” means a member of the Board, or a member of the board of directors of an Affiliate.
“Disabled” means a condition under which a Participant --
(a)    is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or
(b)    is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, received income replacement benefits for a period of not less than 3 months under an accident or health plan covering employees of the Company.

A- 2-

Exhibit 10(g)

“Eligible Person” means any Consultant, Director or Employee and includes non-Employees to whom an offer of employment has been extended.
“Employee” means any person whom the Company or any Affiliate classifies as an employee (including an officer) for employment tax purposes. The payment by the Company of a director’s fee to a Director shall not be sufficient to constitute “employment” of such Director by the Company.
“Involuntary Termination” means termination of a Participant’s Continuous Service under the following circumstances occurring on or after a Change in Control: (i) termination without Cause by the Company or an Affiliate or successor thereto, as appropriate; or (ii) voluntary termination by the Participant within 60 days following (A) a material reduction in the Participant’s job responsibilities, provided that neither a mere change in title alone nor reassignment to a substantially similar position shall constitute a material reduction in job responsibilities; (B) an involuntary relocation of the Participant’s work site to a facility or location more than 50 miles from the Participant’s principal work site at the time of the Change in Control; or (C) a material reduction in Participant’s total compensation other than as part of an reduction by the same percentage amount in the compensation of all other similarly-situated Employees, Directors or Consultants.
“Participant” means any holder of one or more Awards, or the Shares issuable or issued upon exercise of such Awards, under the Plan.
“Performance Awards” mean Performance Awards granted pursuant to Section 5(a) of the Plan, payable in cash.
“Performance Compensation Awards” mean Awards granted pursuant to Section 5(b) of the Plan, payable in cash.
“Person” means any natural person, association, trust, business trust, cooperative, corporation, general partnership, joint venture, joint-stock company, limited partnership, limited liability company, real estate investment trust, regulatory body, governmental agency or instrumentality, unincorporated organization or organizational entity.
“Plan” means this Glacier Bancorp, Inc. 2015 Short Term Incentive Plan.
“Section 409A Award” shall have the meaning specified in Section 6(a)(i).
“Section 409A Specified Employee” means a “specified employee,” within the meaning of Code Section 409A(a)(2)(B)(i) and Treasury Regulation Section 1.409A-1(i), as determined by the Committee or its designee. For purposes of a distribution to which the requirements of Section 6(a)(D)(2) apply, the status of a Participant as a Section 409A Specified Employee will be determined annually under the Company’s administrative procedure for such determination for purposes of all plans subject to Code Section 409A.
“Separation from Service” means the date of cessation of a Participant’s employment or service relationship with the Company or Affiliate determined in accordance with Code Section 409A(a)(2)(A)(i) and Treasury Regulation Section 1.409A-1(h).
“Unforeseeable Emergency” shall have the meaning specified in Section 6(a)(i)(F)(1).

A- 3-